Exhibit 99.1

Cost Benefit Analysis of Trovagene’s Precision Cancer Monitoring Solution to Be Presented at the Association for Value-Based Cancer Care in Washington, DC

Analysis concludes that use of Trovagene’s urinary liquid biopsy significantly reduces costs when compared to tissue biopsy

SAN DIEGO, May 4, 2015 /PRNewswire/ — Trovagene, Inc., (TROV) a developer of cell-free molecular diagnostics, announced today that Gary Gustavsen, Vice President, Health Advances, LLC, will present a health economic analysis highlighting the potential cost savings of Trovagene’s Precision Cancer MonitoringSM platform as an alternative to tissue biopsy in the treatment of non-small cell lung cancer. The results will be presented at the 5th Annual Conference of the Association for Value-Based Cancer Care from 6:15 — 7:15 p.m. EDT on May 4th and 5th in Washington DC.

About The Need for Biopsy in the Treatment of Non-Small Cell Lung Cancer

Increasing use of targeted therapies for cancer treatment has raised the need to obtain information from biopsies to determine the molecular profile of a patient’s cancer in order to properly select treatment and assess therapeutic response over time. Non-small cell lung cancer (NSCLC) is a particularly important indication with high demand for molecular testing. Third generation EGFR tyrosine kinase inhibitors are approaching launch, placing even greater demands on the need for genomic information associated with NSCLC.  Eligibility for these treatments will be determined by the presence of a T790M resistance mutation, as identified upon a repeat biopsy. Given the costs, risks, and other challenges with lung tissue biopsy, the use of a non-invasive alternative to tissue biopsy offers the potential to obtain the required molecular information, while overcoming the issues associated with invasive tissue biopsy surgery.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina	Ian Stone

Investor Relations	Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com